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GOVERNMENT TECHNOLOGY SERVICES, INC.                                 EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 THREE MONTHS ENDED           NINE MONTHS ENDED
                                                    SEPTEMBER 30,                SEPTEMBER 30,
                                                 1999           1998          1999            1998
                                                ------         ------        ------          ------
Net Income                                      2,748           3,960           923             618

Basic weighted average shares of common         9,211           9,788         9,291           8,333
    stock outstanding

Net loss per common share and common (Basic)     0.30            0.40          0.10            0.07
    share equivalent

Diluted weighted average shares of common       9,308           9,849         9,406           8,562
    stock outstanding

Net loss per common share and common (Basic)     0.30            0.40          0.10            0.07
    share equivalent